Exhibit 99.1

BULLDOG TECHNOLOGIES APPOINTS PAUL G. HARRINGTON AS
NEW CHIEF EXECUTIVE OFFICER AND PRESIDENT

HARRINGTON TO LEAD NEW MANAGEMENT TEAM IN EXECUTION OF
GROWTH PLAN TO TARGET CARGO AND SUPPLY CHAIN SECURITY MARKET

RICHMOND, British Columbia, July 5, 2006 — Bulldog Technologies Inc. (OTC.BB: BLLD), a provider of wireless solutions and sensor networks to monitor, track and secure assets for cargo and global supply chain security, appointed Mr. Paul G. Harrington as the Company’s new Chief Executive Officer and President effective July 1, 2006. With the appointment of Mr. Harrington, the transition team believes it has achieved the objective of putting in place new leadership having a proven track record of building and leading profitable organizations. Mr. Harrington will work closely with Robin Wald, the Company’s Chief Technical Officer, and Kim Leiske, the Company’s Vice President of Sales and Marketing, in executing a strategy that we believe will increase Bulldog’s visibility in the marketplace, provide immediate short-term revenue, and optimize our future sales opportunities.

Mr. Harrington has over eleven (11) years of experience as a senior executive in the radio frequency identification (“RFID”) industry. Prior to accepting this appointment with Bulldog, Mr. Harrington held the position of Vice President of Sales at Tagsys Incorporated and Checkpoint Systems (NYSE: CKP). As the senior sales executive, Mr. Harrington helped build these companies into global organizations having market leadership positions for RFID-based loss prevention systems. Mr. Harrington’s responsibilities included establishing and cultivating relationships with global pharmaceutical, apparel, consumer product, retail and textile rental companies. The list of companies with which Mr. Harrington has established and maintained customer relationships includes Pfizer, GSK and Wyeth.

Mr. Paul G. Harrington, Chief Executive Officer and President of Bulldog Technologies, stated, “Since initially being introduced to Bulldog by one of its Board members over a year ago, I have followed Bulldog’s development with great interest. During this time, I believe the Company has successfully developed a proven technology for use in cargo and supply chain security. The Company has established a network of experienced distributors, agents and value-added resellers in North America and Latin America; and several key customer relationships in the consumer products industry, such as pharmaceuticals and retail goods; and government agencies for cargo, container and port security. It is with great pride and enthusiasm that I now join Bulldog, which I believe is well-positioned to take advantage of a cargo and supply chain security marketplace which has experienced exponential growth over recent years. As CEO and President, I look forward to working with the new Bulldog team to continue the development of the roadmap and execution of the strategic plan for near- and long-term growth. This could establish Bulldog as a recognized technology and market leader for global cargo and supply chain security.”

Robin “Heetor” Wald, Bulldog’s Chief Technology Officer, commented, “Our new management and transition team has made much progress over the past several weeks in the execution of our restructuring plan. Our technology, sales and marketing, and financial team have now been provided the opportunity to develop a realistic plan to take advantage of opportunities for near-term growth. With Paul Harrington as our new CEO and President, our key objective of bringing a proven and experienced leader to the new management team has now been met. We believe Paul has not only demonstrated the vision to develop strategic plans for growth, but also the ability to successfully execute these strategic plans. We are extremely pleased to have attracted such a qualified professional to lead Bulldog’s team to success.”

About Bulldog Technologies

Bulldog Technologies designs, develops, and manufactures its patented and FCC-certified wireless Online Security Solutions (BOSSTM) for supply-chain and other security and asset protection business applications. With an estimated $6 billion in reported cargo theft annually, Bulldog’s BOSS™ products are designed to increase supply chain operational efficiency, security, and reduce and deter overall losses. The Company also has the ability to offer substantial assistance to corporations, governments and law enforcement agencies in maintaining the integrity and traceability of cargo and containers as they enter or exit sovereign territory, are processed and re-distributed to final destinations. For further details on the Company and its products, please visit the Company’s website at www.bulldog-tech.com.

Bulldog Technologies believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties. Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements. For further information you are encouraged to review Bulldog’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the period ended August 31, 2005, and Quarterly Reports on Form 10-QSB for the periods ended November 30, 2005 and February 28, 2006. The Company assumes no obligation to update the information contained in this press release.

Company Contact:
   Investor Relations
   (604) 271-8656
   www.bulldog-tech.com

Investor Relations Contact:
   Aurelius Consulting Group, Inc.
   Dave Gentry
   (407) 644-4256
   (508) 523-3141
   info@aurcg.com
   www.runonideas.com